Exhibit 10(b)

Notice of Grant of Award - Exhibit A	Union Pacific Corporation
& Award Agreement	ID: 13-2626465
Union Pacific Corporation
1400 Douglas Street
Omaha, NE 68179

FIRST_NAME LAST_NAME	Award Number:	OPTION_NUMBER
ADDRESS_LINE_1	Plan:	EQUITY_PLAN
CITY, STATE ZIPCODE	ID:	EMPLOYEE_ID

Effective February 2, 2012, you have been granted a retention stock unit award of X,XXX units of Union Pacific Corporation (the Company) common stock. These units are restricted until the Restriction Period Termination Date shown below.

Type of Grant:	Retention Units

Number of Retention Units Granted:	X,XXX

Restriction Period:	4 years

Restriction Period Commencement Date:	2/2/2012

Restriction Period Termination Date:	2/2/2016

Generally, for tax purposes, Retention Units are valued at the time of vesting. The closing price of Union Pacific Corporation common stock on the vesting date as recorded by The Wall Street Journal is used when preparing tax calculations.

We would like to call your attention to confidentiality and non-compete provisions in the Agreement and recommend that you review the terms and conditions of these provisions as fully set forth in the Agreement. Please note that failure to comply with these provisions will result in the forfeiture of the award or will require that any value received from the vesting of this award be returned to the Company. In addition, once you accept the terms of the Agreement, these provisions will be binding on you whether or not the award vests.

By accepting this award, you acknowledge that you are bound by all of the terms of the Union Pacific Corporation 2004 Stock Incentive Plan, as amended from time to time, and the Agreement delivered herewith, each of which is incorporated by reference in this Exhibit A.

STOCK UNIT AGREEMENT

Dated: 2/2/2012

This Agreement (the “Agreement”) will confirm an award to you of stock units (“Stock Units”), as of the date hereof, by Union Pacific Corporation (the “Company”), under the 2004 Stock Incentive Plan of the Company, as amended from time to time (the “Plan”), a copy of which is included in this grant package on this website and made a part hereof.

STOCK UNITS

1. GRANT OF UNITS. The Company hereby awards to you the number of Stock Units shown on Exhibit A of this Agreement, each unit evidencing the right to receive, upon the terms and subject to the conditions set forth in this Agreement and the Plan, (i) one share of Common Stock of the Company, $2.50 par value per share (“Common Stock”) and (ii) a payment in cash equal to the amount of dividends that would have been payable on one share of Common Stock (“Dividend Equivalent Payments”).

2. RESTRICTION PERIOD. The restriction period shall be 48 months, commencing on the date hereof and terminating on February 2, 2016, unless sooner terminated under provisions of the Plan not inconsistent with the terms of this Agreement or under the terms of this Agreement (the “Restriction Period”).

3. DIVIDEND EQUIVALENT RIGHTS. You will have the rights of a shareholder only after shares of Common Stock have been issued to you following termination of the Restriction Period and satisfaction of all other conditions to the issuance of those shares. Stock Units shall not entitle you to any rights of a shareholder of Common Stock and there are no voting rights with respect to your Stock Units. During the Restriction Period and during any period following the end of the Restriction Period described in the last sentence of Section 5 hereof in which delivery of shares of Common Stock is delayed, unless otherwise determined by Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), you shall be entitled to receive Dividend Equivalent Payments. Such Dividend Equivalent Payments shall be made on the payment date established by the Board of Directors for the underlying dividend payments; provided, however, that (i) if you have elected to defer receipt of the Stock Units in accordance with the terms of the Deferred Compensation Plan of Union Pacific Corporation (the “Deferred Compensation Plan”), payment of such Dividend Equivalent Payments shall be made in accordance with the provisions of Section 12 of the Plan and (ii) if such Dividend Equivalent Payments relate to Stock Units whose payment is delayed as described in the last sentence of Section 5 hereof, on the date such Stock Units are paid.

4. RESTRICTIONS. (i) Except as provided in Section 5 hereof, you shall not be entitled to delivery of the stock until the expiration of the Restriction Period; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of prior to the payment of the Stock Units to you as provided in Section 5 hereof; (iii) your right to receive Dividend Equivalent Payments shall terminate without further obligation on the part of the Company at the earlier of your separation from service with the Company or a Subsidiary, or at the end of the Restriction Period, except as provided in the last sentence of Section 4 hereof; and (iv) all of the Stock Units shall be forfeited and all of your rights to such Stock Units and the right to receive Common Stock shall terminate without further obligation on the part of the Company unless you remain in the continuous employment of the Company or a Subsidiary for the entire Restriction Period, except as provided by Section 9(c) and Section 9(d) of the Plan and the following sentence. Section 9(e) and Section 9(f) of the Plan pertaining to the vesting and payment of Stock Units upon Age 65 Retirement Status shall not be applicable, and instead, in the event you remain continuously employed with the Company or a Subsidiary until September 30, 2012, and are age 62 with 10 years of service under the provisions of the Company’s or a Subsidiary’s pension plan (“62/10 Status”) at any time during the Restriction Period during your period of continuous employment, you shall (i) receive payment for all of the Stock Units shown on Exhibit A as provided in Section 5 hereof, and (ii) be entitled to receive Dividend Equivalent Payments in accordance with Section 3 hereof until the earlier of the end of the Restriction Period or payment of the Stock Units under Section 5 hereof, in each case, notwithstanding any separation from service with the Company or a Subsidiary on or after attaining 62/10 Status.

5. PAYMENT OF STOCK UNITS. Subject to Section 4 and Section 6 hereof, shares of Common Stock equal to the number of Stock Units shall be delivered to you (through your account at the Company’s third party stock plan administrator, if applicable) or your beneficiary or estate, as the case may be, free of all restrictions within thirty (30) days of the first to occur of your right to payment arising under Sections 9(c) or (d) (for purposes of each such section, treating 62/10 Status as Retirement Status) of the Plan or the end of the Restriction Period, provided, however, if your Stock Units are “deferred compensation” subject to Internal Revenue Code section 409A, they shall be paid to you within thirty (30) days of the end of the Restriction Period in the event that your right to payment (i) under Sections 9(c)(i)(B) or (d)(i) (for purposes of each such section, treating 62/10 Status as Retirement Status) of the Plan arises before the end of the Restriction Period and after your attaining 62/10 Status, (ii) arises under Section 9(c)(iii) of the Plan, or (iii) arises under Section 9(d)(ii) of the Plan. Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period in which the Company reasonably anticipates that the delivery of shares hereunder would: (A) violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legend that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements; or (B) result in the reduction or elimination of the Company’s deduction under Internal Revenue Code section 162(m) with respect to such delivery of shares, and (ii) the date on which shares are delivered to you (and any Dividend Equivalent Payment thereon) may include a delay to provide the Company such time as it determines appropriate to calculate and address tax withholding and to address other administrative matters; provided, however, that delivery of shares of Common Stock underlying Stock Units (and any Dividend Equivalent Payments on such Stock Units or, if such Dividend Equivalent Payments are invested in additional Stock Units at the Company’s discretion, the shares of Common Stock underlying such additional Stock Units) for Stock Units not subject to Internal Revenue Code section 409A shall in all events be made at a time that satisfies the “short-term deferral” exception described in Treas. Reg. section 1.409A-1(b)(4) and for Stock Units subject to Internal Revenue Code section 409A shall in all events be made at a time that satisfies Treas. Reg. 1.409A-2(b)(7).

6. DEFERRAL. You may elect to defer receipt of payment of shares underlying the Stock Units pursuant to the terms of, and in accordance with the provisions of, the Deferred Compensation Plan. If you do so elect to defer payment of shares underlying the Stock Units, such payments will be made in accordance with the Deferred Compensation Plan.

7. WITHHOLDING. Upon payment of the Stock Units, you must arrange for the payment to the Company (through the Company’s third party stock plan administrator, if applicable) of all applicable withholding taxes resulting therefrom promptly after notification of the amount thereof. You may elect to have shares withheld to pay withholding taxes, but only at the statutory minimum rate, if a proper election is made to pay withholding taxes in this manner.

8. SUBJECT TO PLAN. The award confirmed by this Agreement is subject to the terms and conditions of the Plan, as the same may be amended from time to time in accordance with Section 20 thereof, except as otherwise provided in this Agreement.

PROTECTION OF CONFIDENTIALITY

9. CONFIDENTIAL INFORMATION; TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that the Company regards certain information relating to its business and operations as confidential. This includes all confidential and proprietary information concerning the assets, business or affairs of the Company or any Subsidiary or any customers thereof (“Confidential Information”). Your electronic signature also acknowledges that the Company has certain information that derives economic value from not being known to the general public or to others who could obtain economic value from its disclosure or use, which the Company takes reasonable efforts to protect the secrecy of (“Trade Secrets”).

10. TYPES OF CONFIDENTIAL INFORMATION OR TRADE SECRETS. By electronically accepting this Agreement, you acknowledge that you developed or have had and will in the future continue to have access to one or more of the following types of Confidential Information or Trade Secrets: information about rates or costs; customer or supplier agreements and negotiations; business opportunities; scheduling and delivery methods; business and marketing plans; financial information or plans; communications within the attorney-client privilege or other privileges; operating procedures and methods; construction methods and plans; proprietary computer systems design, programming or software; strategic plans; succession plans; proprietary company training programs; employee performance, compensation or benefits; negotiations or strategies relating to collective bargaining agreements and/or labor disputes; and internal or external claims or complaints regarding personal injuries, employment laws or policies, environmental protection, or hazardous materials. By electronically accepting this Agreement, you agree that any unauthorized disclosures by you to any third party of such Confidential Information or Trade Secrets would constitute gross misconduct within the meaning of the Plan.

11. AGREEMENT TO MAINTAIN CONFIDENTIAL INFORMATION. By electronically accepting this Agreement, you agree that you will not, unless you receive prior written consent from the Company’s Senior Vice President, Human Resources & Secretary or such other person designated by the Company (hereinafter collectively referred to as the “Sr. VP-HR & S”), or unless ordered by a court or government agency, (i) divulge, use, furnish or disclose to any subsequent employer or any other person, whether or not a competitor of the Company, any Confidential Information or

Trade Secrets, or (ii) retain or take with you when you leave the Company any property of the Company or any documents (including any electronic or computer records) relating to any Confidential Information or Trade Secrets.

12. PRIOR NOTICE OF EMPLOYMENT, ETC. (i) By electronically accepting this Agreement, you acknowledge that if you become an employee, contractor, or consultant for any other person or entity engaged in the Business of the Company as defined in Paragraph 14, this would create a substantial risk that you would, intentionally or unintentionally, disclose or rely upon the Company’s Confidential Information or Trade Secrets for the benefit of the other railroad to the detriment of the Company. You further acknowledge that such disclosures would be particularly damaging if made shortly after you leave the Company. Therefore, by electronically accepting this Agreement, you agree that for a period of one-year after you leave the Company, before accepting any employment or affiliation with another railroad you will give written notice to the Sr. VP-HR & S of your intention to accept such employment or affiliation. You also agree to confer in good faith with the Sr. VP-HR & S concerning whether your proposed employment or affiliation could reasonably be expected to be performed without improper disclosure of Confidential Information or Trade Secrets. (ii) If the Sr. VP-HR & S and you are unable to reach agreement on this issue, you agree to submit this issue to arbitration, to be conducted under the rules of the American Arbitration Association, for final resolution. You also agree that you will not begin to work for another person or entity engaged in the Business of the Company as defined in Paragraph 14, until the Sr. VP-HR & S or an arbitrator has determined that such employment could reasonably be expected to be performed without improper disclosure of the Company’s Confidential Information or Trade Secrets.

13. FAILURE TO COMPLY. By electronically accepting this Agreement, you agree that, if you fail to comply with any of the promises that you made in Section 11 or 12 above, you will be required to immediately deliver to the Company any shares of Common Stock (or the market value of any shares of Common Stock received) which you received at any time from 180 days prior to the earlier of (i) the date when you leave the Company or (ii) the date you fail to comply with any such promise you made in Section 11 or 12, to 180 days after the date when the Company learns that you have not complied with any such promise. You agree that you will deliver such shares of Common Stock (or the cash equivalent) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company. You acknowledge that the Company would not have awarded you the shares of Common Stock granted to you under this Agreement absent your agreement to be bound by the promises made in Sections 11 and 12 above.

NO DIRECT COMPETITION

14. NON-SOLICITATION OF CUSTOMERS; NON-COMPETITION. By electronically accepting this Agreement, you agree that for a period of one year following your departure from the Company, you will not (directly or in association with others) call on or solicit any of the Company’s customers with whom you had personal contact while you were employed by the Company, for the purpose of providing the customers with goods and/or services similar in nature to those provided by the Company in its Business as defined below. You further agree that for the same time period, you will not, directly or indirectly, engage in any activity which is the same as or competitive with the Business (as defined below) including, without limitation, engagement as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), guarantor, consultant, advisor, agent, sales representative or other participant, in any market in which the Company conducts its Business. For purposes of this Agreement, the term “Business” means the transportation of goods in interstate commerce and related services in or through or for any state in which the Company or any of its affiliates provides such services directly or indirectly and any other activity that supports such operations including by the way of example but not limitation, marketing, information systems, logistics, technology development or implementation, terminal services and any other activity of the Company or any of its affiliates. This Section 14 is not intended to prevent you from engaging in any activity that is not the same as or competitive with the Business. You acknowledge that the Company would not have awarded you the shares of Common Stock granted to you under this Agreement absent your agreement to be bound by the promises made in this Section 14.

15. ACKNOWLEDGMENT; INJUNCTIVE RELIEF. By electronically accepting this Agreement, you acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to Sections 11, 12 and 14. You also agree that each of the restraints contained herein is necessary for the protection of the goodwill, Confidential Information, Trade Secrets and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by such restraints. You further acknowledge that, were you to breach any of the covenants contained in Sections 11, 12 and 14, the damage to the Company would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, including, without limitation, the remedies set forth in Sections 13 and 16, shall be entitled to injunctive relief against your breach or threaten breach of said covenants. You and the Company further agree that, in the event that any provision of Sections 11, 12 and 14 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

16. VIOLATION OF PROMISES. By electronically accepting this Agreement, you agree that if you violate any of your promises in Section 14, then you will be required to immediately deliver to the Company any shares of Common Stock (or the fair market value thereof) granted to you by this Agreement which you received at any time from 180 days prior to the date when you leave the Company to 180 days after the date when the Company learns that you have not complied with the promises you made in Section 14. You agree that you will deliver such shares of Common Stock (or the fair market value thereof) to the Company on such terms and conditions as may be required by the Company. You further agree that the Company will be entitled to enforce this repayment obligation by all legal means available, including, without limitation, to set off the market value of any such shares of Common Stock against any amount that might be owed to you by the Company.

GENERAL

17. ARBITRATION. By electronically accepting this Agreement, you agree and the Company agrees that any controversy, claim, or dispute arising out of or relating to this Agreement or the breach of any of these terms and conditions, or arising out of or relating to your employment relationship with the Company or any of its affiliates, or the termination of such relationship, shall be resolved by binding arbitration before a neutral arbitrator under the rules set forth in the Federal Arbitration Act, except for claims by the Company relating to your breach of any of the employee covenants set forth in Paragraphs 9, 10, 11, 12 or 14 above. By way of example only, claims subject to this agreement to arbitrate include claims litigated under federal, state and local statutory or common law, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the Civil Rights Act of 1994, the Americans with Disabilities Act, the law of contract and the law of tort. You and the Company agree that such claims may be brought in an appropriate administrative forum, but at the point at which you or the Company seek a judicial forum to resolve the matter, this agreement for binding arbitration becomes effective, and you and the Company hereby knowingly and voluntarily waive any right to have any such dispute tried and adjudicated by a judge or jury. The foregoing not to the contrary, the Company may seek to enforce the employee covenants set forth in Paragraphs 9, 10, 11, 12 or 14 above, in any court of competent jurisdiction.

This agreement to arbitrate shall continue in full force and effect despite the expiration or termination of this Agreement or your employment relationship with the Company or any of its affiliates. You and the Company agree that any award rendered by the arbitrator shall be final and binding and that judgment upon the final award may be entered in any court having jurisdiction thereof. The arbitrator may grant any remedy or relief that the arbitrator deems just and equitable, including any remedy or relief that would have been available to you, the Company or any of its affiliates had the mater been heard in court. All expenses of the arbitration, including the required travel and other expenses of the arbitrator and any witnesses, and the costs relating to any proof produced at the direction of the arbitrator, shall be borne equally by you and the Company unless otherwise mutually agreed or unless the arbitrator directs otherwise in the award. The arbitrator’s compensation shall be borne equally by you and the Company unless otherwise mutually agreed or unless the law provides otherwise.

18. SEVERABILITY. If any provision of this Agreement is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Company, it shall be stricken and the remainder of the Agreement shall remain in force and effect.

19. CHOICE OF LAW; JURISDICTION. All questions pertaining to the construction, regulation, validity, and effect of this Agreement shall be determined in accordance with the laws of the State of Utah, without regard to the conflict of laws doctrine. The Company and you hereby consent and submit to the personal jurisdiction and venue of any state or federal court located in the county of Salt Lake City within the State of Utah for resolution of any and all claims, causes of action or disputes arising out of or related to this Agreement. Sections 12(ii) and 14 shall not apply to employees who are subject to California law.

20. EMPLOYMENT AT WILL. In accordance with Section 22(a) of the Plan, this Agreement shall not be construed to confer upon any person any right to be continued in the employ of the Company or a Subsidiary.

21. DEFINED TERMS. For purposes of this Agreement, capitalized terms shall have the meanings specified in the Plan, unless a different meaning is provided in this Agreement or a different meaning is plainly required by the context.

22. AMENDMENTS. The Plan and this Agreement may be amended or altered by the Committee or the Company’s Board of Directors to the extent provided in the Plan.

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